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Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

        Power Efficiency Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "State"), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation (the "Board"), by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"):
RESOLVED, that the Certificate of Incorporation be amended by changing section 4.7 of the Fourth Article thereof so that, as amended, Section 4.7 shall be and read as follows:
4.7 Changes in Authorized and Outstanding Stock.
(a) The number of authorized shares of any class may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(b) The number of outstanding shares of Common Stock may be subjected to a reverse stock split by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote so that the shareholders of the Common Stock shall receive one share of Common Stock for every seven shares of Common Stock owned by such shareholder prior to the reverse stock split.
SECOND:
That thereafter, pursuant to resolution of its Board, stockholders of the Corporation representing the number of votes required to adopt the amendment consented to the adoption of the amendment in writing pursuant to Section 228 of the General Corporation Law of the State.
THIRD:	That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State.

        IN WITNESS WHEREOF, Power Efficiency Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be signed this twenty-seventh day of June, 2005.

By	John ("BJ") Lackland Its Secretary

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  Exhibit 3.3
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION